Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On January 28, 2011, we closed our transaction with General Electric Company (“GE”) to form a new company named NBCUniversal, LLC (“NBCUniversal Holdings”). We now control and own 51% of NBCUniversal Holdings and GE owns the remaining 49%. As part of the NBCUniversal transaction, GE contributed the historical businesses of NBC Universal, Inc., which was converted to a limited liability company, named NBCUniversal Media, LLC and is now a wholly owned subsidiary of NBCUniversal Holdings. Throughout the unaudited pro forma financial information, we refer to both NBC Universal, Inc. and NBC Universal Media, LLC as NBCUniversal. The NBCUniversal contributed businesses include its national cable programming networks, the NBC network and its owned NBC affiliated local television stations, the Telemundo network and its owned Telemundo affiliated local television stations, Universal Pictures filmed entertainment, the Universal Studios Hollywood theme park and other related assets. We contributed our national cable programming networks, our regional sports and news networks, certain of our Internet businesses, including DailyCandy and Fandango, and other related assets (“Comcast Content Business”). The combination of businesses creates a leading media and entertainment company capable of providing entertainment, news, sports and other content to a global audience across all platforms. In addition to contributing the Comcast Content Business, we also made a cash payment to GE of $6.2 billion, which included transaction-related costs.

In connection with the NBCUniversal transaction, in 2010 NBCUniversal issued $9.1 billion of senior debt securities with maturities ranging from 2014 to 2041 (the “Notes”) and repaid approximately $1.7 billion of existing debt. Prior to the closing, NBCUniversal made a cash distribution of approximately $7.4 billion to GE.

The following pro forma financial information is based on our historical consolidated financial statements and the historical consolidated financial statements of NBCUniversal and is intended to provide you with information about how the NBCUniversal transaction might have affected our historical consolidated financial statements if it had closed as of January 1, 2010, in the case of condensed consolidated statement of operations information, and as of December 31, 2010, in the case of condensed consolidated balance sheet information. The pro forma financial information below is based on available information and assumptions that we believe are reasonable. The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions described above occurred on the dates indicated. The pro forma financial information also should not be considered representative of our future financial condition or results of operations.

Because we now control NBCUniversal Holdings, we have applied acquisition accounting to the NBCUniversal contributed businesses, and its results of operations are included in our consolidated results of operations following the acquisition date. The NBCUniversal contributed businesses were recorded at their estimated fair value. The Comcast Content Business continues at its historical or carryover basis. GE’s interest in NBCUniversal Holdings is recorded as a redeemable noncontrolling interest in our condensed consolidated financial statements due to the redemption provisions contained in the Amended and Restated Limited Liability Agreement of NBCUniversal Holdings (“Operating Agreement”). Pro forma purchase price allocation adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information, and are subject to revision based on final determinations of fair value and the final allocation of purchase price to the assets and liabilities of the businesses acquired.

The following transactions and other adjustments related to the NBCUniversal transaction are reflected in the pro forma financial information:

•	our contribution of the Comcast Content Business to NBCUniversal, and the cash payment of approximately $6.2 billion to GE

•	our borrowings of $650 million under our commercial paper program to finance the cash payment to GE at closing of the NBCUniversal transaction

•	recognition of GE’s 49% redeemable noncontrolling interest in NBCUniversal Holdings

•	NBCUniversal’s issuance of $9.1 billion of Notes and the repayment of approximately $1.7 billion of existing indebtedness during 2010

•	NBCUniversal’s cash distribution of approximately $7.4 billion to GE prior to closing

•	elimination of historical transactions between NBCUniversal and us

•	remeasurement of the assets and liabilities of the NBCUniversal contributed businesses acquired to fair value as a result of our obtaining a controlling interest in NBCUniversal Holdings

•	adjustments to reflect the tax effects of the conversion of NBCUniversal from a Delaware corporation into a Delaware limited liability company

•	other adjustments necessary to reflect the effects of the NBCUniversal transaction

For information with respect to certain items that are not reflected in the pro forma financial information, see note 4 below.

COMCAST CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2010

(in millions)

	Historical	NBCUniversal (2)	Transaction Related Adjustments (3)		Pro Forma

ASSETS
Current assets:
Cash and equivalents	$5,984	$1,084	$(6,410)	3a, 3c	$658
Short-term loans to parent, net	—	8,072	(8,072)	3b, 3c	—
Investments	81	—	—		81
Accounts receivable, net	1,855	2,163	(133)	3c, 3o, 3v	3,885
Programming rights	—	533	122	2	655
Other current assets	966	411	(190)	2, 3l	1,187

Total current assets	8,886	12,263	(14,683)		6,466

Film and television costs	—	3,890	867	2, 3d	4,757
Investments	6,670	1,723	2,122	3c, 3e	10,515
Property and equipment, net	23,515	1,835	101	3g	25,451
Franchise rights	59,442	—	—		59,442
Goodwill	14,958	19,243	(6,730)	3h	27,471
Other intangible assets, net	3,602	2,552	11,843	2, 3i	17,997
Other noncurrent assets	1,461	918	(438)	2, 3f, 3l, 3n	1,941

Total assets	$118,534	$42,424	$(6,918)		$154,040

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,434	$3,458	$(27)	3c, 3j, 3l, 3p, 3v	$9,865
Accrued participations and residuals	—	1,291	—		1,291
Current portion of long-term debt	1,800	—	650	3k	2,450

Total current liabilities	8,234	4,749	623		13,606

Long-term debt	29,615	9,090	25	3n	38,730
Related party borrowings	—	816	(816)	3o	—
Deferred income taxes	28,246	2,303	(1,247)	3l, 3m	29,302
Other noncurrent liabilities	7,862	1,649	1,804	3d, 3l, 3o, 3p, 3q	11,315

Commitments and contingencies
Redeemable noncontrolling interests	143	—	15,078	3r	15,221

Equity:
NBCUniversal total stockholders’ equity	—	23,899	(23,899)	3s	—
Comcast Corporation total shareholders’ equity	44,354	—	1,249	3t	45,603
Noncontrolling interests	80	(82)	265	3o, 3u	263

Total equity	44,434	23,817	(22,385)		45,866

Total liabilities and equity	$118,534	$42,424	$(6,918)		$154,040

COMCAST CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2010

(in millions, except per share data)

	Historical	NBCUniversal (2)	Transaction Related Adjustments (3)		Pro Forma

Revenue	$37,937	$16,590	$(533)	3v, 3bb	$53,994

Costs and expenses:
Operating (excluding depreciation and amortization)	15,250
Selling, general and administrative	8,091

Operating costs and expenses	23,341	14,037	(621)	3d, 3v, 3w, 3x, 3dd	36,757
Depreciation	5,539	252	—		5,791
Amortization	1,077	97	584	3i, 3x	1,758

	29,957	14,386	(37)		44,306

Operating income	7,980	2,204	(496)		9,688
Other income (expense):
Interest expense	(2,156)	(277)	(94)	3o, 3y, 3z, 3cc, 3dd	(2,527)
Investment income (loss), net	288	55	(38)	2, 3z	305
Equity in net income (losses) of affiliates, net	(141)	308	(83)	3e, 3aa	84
Other income (expense)	133	(29)	49	3q, 3bb, 3dd	153

	(1,876)	57	(166)		(1,985)

Income before income taxes	6,104	2,261	(662)		7,703
Income tax expense	(2,436)	(745)	353	3cc	(2,828)

Net income from consolidated operations	3,668	1,516	(309)		4,875
Net (income) loss attributable to noncontrolling interests	(33)	(49)	(763)	3o, 3ee	(845)

Net income attributable to Comcast Corporation	$3,635	$1,467	$(1,072)		$4,030

Earnings per share attributable to Comcast Corporation Shareholders:
Basic	$1.29				$1.43
Diluted	$1.29				$1.43
Weighted average shares outstanding:
Basic	2,808				2,808
Diluted	2,820				2,820

Notes to Unaudited Pro Forma Financial Information

(1) Basis of Presentation

On January 28, 2011, we closed the NBCUniversal transaction with GE, which combines the NBCUniversal contributed businesses and the Comcast Content Business. The combined company is now a wholly owned subsidiary of NBCUniversal Holdings. We now control and own 51% of NBCUniversal Holdings and GE owns the remaining 49%.

The significant components of the transaction were as follows:

•	We made a cash payment to GE of $6.2 billion, which included various transaction-related costs, in exchange for a portion of our controlling interest in the NBCUniversal contributed businesses.

•	We exchanged a 49% noncontrolling interest in the Comcast Content Business for a portion of our controlling interest in the NBCUniversal contributed businesses.

•

We will receive tax benefits related to the form and structure of the NBCUniversal transaction and have also agreed to share with GE certain of these future tax benefits, to the extent realized. We have accounted for this tax sharing arrangement as contingent consideration and have recorded a liability of $639 million, with changes in the fair value of such consideration being recognized in future earnings until settled.

•

GE has a 49% redeemable noncontrolling interest in NBCUniversal Holdings attributable to the NBCUniversal contributed businesses, which was recorded at fair value in our condensed consolidated financial statements.

Because control of NBCUniversal changed from GE to us, we have applied acquisition accounting to the NBCUniversal transaction, which requires an allocation of the purchase price to the net assets acquired, based on their fair values as of the date of the acquisition. The Comcast Content Business continues at its historical or carryover basis. The table below summarizes the preliminary allocation of purchase price to the assets and liabilities of the NBCUniversal businesses acquired as if the NBCUniversal transaction closed on December 31, 2010:

Consideration Transferred	(in millions)
Cash	$6,127
Fair value of 49% of the Comcast Content Business	4,278
Fair value of contingent consideration	639
Fair value of redeemable noncontrolling interest associated with net assets acquired	13,032

$24,076

Preliminary purchase price allocation
Film and television costs	4,830
Investments	3,845
Property and equipment	1,936
Intangible assets	14,565
Working capital	(2,130)
Long-term debt	(9,115)
Deferred tax liabilities	(151)
Other noncurrent assets and liabilities	(2,034)
Noncontrolling interests acquired	(183)

Fair value of net assets acquired	11,563

Goodwill	12,513

$24,076

(2) NBCUniversal Reclassifications

Certain reclassifications have been made to the historical presentation of NBCUniversal to conform to the presentation used in our condensed consolidated financial statements and the unaudited pro forma financial information as follows:

Reclassification for the condensed consolidated statement of operations

	Classification in NBCUniversal Financial Statements	Reclassification to Conform to Comcast Financial Statements
For the year ended December 31, 2010	(in millions)
Interest income	$55
Investment income		$55

We have also added supplemental financial statement captions in the pro forma condensed consolidated financial statements to reflect how we expect to present our consolidated financial statements following the closing of the NBCUniversal transaction.

Reclassification for the condensed consolidated balance sheet

	Classification in Historical Comcast Financial Statements	Reclassification to Conform to Future Comcast Presentation
As of December 31, 2010	(in millions)
Other current assets	$122
Programming rights		$122

Other intangible assets, net	$170
Film and television costs		$170

Other noncurrent assets, net	$290
Film and television costs		$290

(3) Transaction-Related Adjustments

(a)	Represents a net decrease in cash and cash equivalents of $5.526 billion consisting of (i) a cash payment made to GE at closing in the amount of $6.176 billion in connection with the NBCUniversal transaction, which includes various transaction-related costs, and (ii) our borrowings of $650 million under our commercial paper program.

(b)	Represents a $7.365 billion decrease in short-term loans to parent, net consisting primarily of the remaining proceeds from the Notes offered after repayment of existing debt, which were transferred to GE as an intercompany loan, and were repaid to NBCUniversal in order to make the $7.4 billion distribution to GE in connection with the closing of the NBCUniversal transaction.

(c)	Represents excluded NBCUniversal assets and liabilities that have been retained by GE consisting of (i) cash balances of $884 million, (ii) short-term loan to parent, net, of $707 million, related to NBCUniversal’s cash on deposit and other balances with GE associated with the cash pooling and receivables monetization programs as of December 31, 2010, (iii) receivables from GE and its affiliates of $2 million, (iv) NBCUniversal’s investment of $331 million in a subsidiary of GE that was redeemed prior to the closing of the NBCUniversal transaction and (v) accounts payable and other liabilities to GE and its affiliates of $4 million.

(d)	Represents estimated fair value adjustments resulting in (i) an increase of $407 million to film and television assets, (ii) an increase of $776 million to other noncurrent liabilities related to contractual obligations, and (iii) a decrease of $29 million to other noncurrent liabilities relating primarily to a deferred gain on a sale and leaseback transaction. These fair value adjustments result in an estimated decrease in amortization of $42 million in operating costs and expenses.

(e)	Represents a $2.453 billion increase in investments based on the estimate of fair value of certain of NBCUniversal’s equity method investments. The increase results in an estimated decrease of $75 million in equity in net income of affiliates due to the amortization of these basis differences on a straight line basis over the estimated useful lives of the underlying assets of affiliates.

(f)	Represents a $29 million decrease in receivables related to our fees and expenses capitalized in connection with the issuance of the Notes. This corresponds with the elimination of NBCUniversal’s related payable included within the net adjustment in note (j).

(g)	Represents a $101 million increase based on the estimate of fair value of NBCUniversal’s non-depreciable property and equipment.

(h)	Represents a net adjustment to pro forma goodwill resulting from the application of acquisition accounting to the assets and liabilities of the NBCUniversal contributed businesses as of December 31, 2010 and the recognition of the related redeemable noncontrolling interest of GE. The actual amount of goodwill will be determined by applying acquisition accounting to the assets and liabilities of the NBCUniversal businesses acquired as of January 28, 2011.

(i)	Represents a $12.013 billion increase based on the estimate of the fair value of NBCUniversal finite-lived and indefinite-lived intangible assets, including trade names, Federal Communications Commission (“FCC”) licenses and relationships with advertisers and multichannel video providers. Finite-lived intangible assets are amortized on a straight line basis over estimated useful lives, resulting in an estimated increase in amortization of $614 million for the year ended December 31, 2010.

(j)	Represents an increase in accrued expenses reflecting (i) a net increase of $10 million related to amounts payable to us and GE for fees and expenses related to the Notes and the credit facilities, reflecting the elimination of amounts due to us and an increase in amounts due to GE as a result of the closing, and (ii) an amount payable of $10 million to GE related to executive stock compensation arrangements.

(k)	Represents an increase of $650 million for borrowings raised under our commercial paper program.

(l)	As part of the NBCUniversal transaction, NBC Universal, Inc. converted from a Delaware corporation into a Delaware limited liability company. Accordingly, NBCUniversal will not incur any material current or deferred U.S. federal income taxes. NBCUniversal, however, is expected to incur current and deferred state income taxes in a limited number of states. In addition, foreign subsidiaries are expected to incur current and deferred foreign income taxes. GE has indemnified NBCUniversal with respect to NBCUniversal’s income tax obligations attributable to periods prior to the closing of the NBCUniversal transaction. To give effect to these transactions and arrangements, we have eliminated NBCUniversal’s historical federal and a portion of state and local deferred and current income taxes consisting of (i) current deferred income tax assets of $68 million, (ii) noncurrent income taxes receivable of $148 million, (iii) current income taxes payable of $12 million, (iv) noncurrent income tax liabilities for uncertain tax positions of $412 million, and (v) noncurrent deferred income tax liabilities of $2.290 billion. In addition, we have recorded an asset of $74 million in other noncurrent assets representing GE’s indemnification of income tax liabilities included in NBCUniversal’s historical consolidated financial statements.

(m)	Represents the net increase in deferred tax liabilities consisting of (i) recognition of state and foreign deferred tax liabilities of $138 million related to the step-up in fair value of NBCUniversal assets and liabilities acquired, (ii) recognition of a deferred tax liability of $10 million related to foreign tax credits for our share of NBCUniversal’s foreign deferred tax asset and (iii) recognition of a net increase in deferred tax liabilities of $895 million attributable to the excess of the fair value of the portion of NBCUniversal assets and liabilities received in excess of the historical carryover value of GE’s 49% redeemable noncontrolling interest in the Comcast Content Business.

(n)	Represents an increase based on the estimated fair value of the Notes offered in connection with the NBCUniversal transaction of $25 million and reversal of deferred financing fees of $45 million related to the same Notes recorded in the historical consolidated financial statements.

(o)	Included in the historical consolidated balance sheet of NBCUniversal at December 31, 2010, are the assets and liabilities of a consolidated variable-interest entity, Station Venture Holdings, LLC (“Station Venture”). Effective upon closing of the NBCUniversal transaction, Station Venture has been deconsolidated due to a change in circumstances causing NBCUniversal to no longer be the primary beneficiary of the entity. Following deconsolidation, NBCUniversal’s investment in Station Venture is accounted for as an equity method investment. The deconsolidation adjustments reflect (i) the elimination of an $816 million note and $67 million of interest expense and (ii) the elimination of $137 million of noncontrolling interest deficit and $59 million of net loss attributable to the noncontrolling interest. We recorded a liability of $350 million representing the estimated fair value of a consolidated subsidiary, which serves as collateral for the note and eliminated $19 million of accounts receivable due from Station Venture, which we do not expect to recover.

(p)	Represents increases in the estimated liabilities associated with NBCUniversal’s future obligations related to employee benefit matters of $81 million and $480 million to NBCUniversal’s current and noncurrent liabilities, respectively. Under the terms of the NBCUniversal Employee Matters Agreement, NBCUniversal has agreed to reimburse GE for amounts associated with certain of the employee benefit and insurance programs after the closing of the NBCUniversal transaction. Additionally, NBCUniversal will participate in certain of our employee benefit plans and has also adopted and established new employee benefit plans, which include new defined benefit, supplemental pension and defined contribution plans, among others.

(q)	In connection with the NBCUniversal transaction, we agreed to share with GE certain tax benefits, to the extent realized, related to the form and structure of the transaction. These future payments to GE are contingent on us realizing tax benefits in the future and are accounted for as contingent consideration. We have recorded $639 million in other noncurrent liabilities in our acquisition accounting based on the present value of the expected future payments to GE. Additionally, we have reflected an increase of $34 million in other income (expense) related to the estimated accretion of the liability to fair value.

(r)	Represents the recognition of GE’s redeemable noncontrolling interests of $15.166 billion in NBCUniversal Holdings consisting of (i) $13.032 billion of noncontrolling interest in the NBCUniversal contributed businesses at fair value and (ii) $2.134 billion of noncontrolling interest in the Comcast Content Business at historical book value. Under the terms of the Operating Agreement, GE will have certain rights to require NBCUniversal Holdings or us to purchase some or all of its interests in NBCUniversal Holdings for cash, at specified times and subject to certain limitations. In addition, GE’s redeemable noncontrolling interest was reduced by $88 million to record reimbursement amounts due to GE for the portion of the fees and expenses related to the credit facilities paid by them.

(s)	Represents the elimination of NBCUniversal’s historical equity.

(t)	Represents the recognition in equity of (i) $2.144 billion representing the excess of the fair value of the portion of the NBCUniversal contributed businesses over the book value of 49% of the Comcast Content Business that was exchanged less (ii) the impact of a net increase in deferred tax liabilities of $895 million related to this exchange.

(u)	Represents a $128 million increase based on the estimate of fair value of noncontrolling interests acquired.

(v)	Historically, our transactions with NBCUniversal have consisted primarily of the purchase of advertising and of NBCUniversal-owned programming. We have recorded an adjustment in the pro forma condensed consolidated balance sheet and statement of operations to reflect the elimination of the following items as intercompany transactions:

Debits/(Credits)
As of December 31, 2010
(in millions)
Accounts receivable	$(112)
Accounts payable	$112

Year Ended
December 31, 2010
(in millions)
Revenue	$558
Operating costs and expenses	$(558)

(w)	Represents an increase in operating costs and expenses of $29 million for the year ended December 31, 2010 consisting of (i) an increase of $17 million related to the reversal of the amortization of deferred gain on sale and lease-back transactions, and (ii) a net increase of $12 million related to estimated incremental expenses associated with NBCUniversal’s newly adopted employee benefit plans.

(x)	Represents a reclassification of $30 million to operating costs and expenses, which relates to conforming amortization of certain intangible assets that were previously recorded as amortization expense.

(y)	Represents a net increase in interest expense of $208 million related to the Notes and NBCUniversal’s revolving credit facility for the year ended December 31, 2010, consisting of:

Description	Year Ended December 31, 2010
$9.1 billion aggregate principal amount (fair value of $9.115 billion) of the Notes with varying maturities at a weighted average interest rate of 4.51% (4.48% net of amortization of fair value)	$408
Commitment fees on the revolving credit facility of the Three-Year Credit Agreement at 0.375% on the undrawn balance of $750 million	3

Subtotal	$411
Less: Amounts included in NBCUniversal’s historical statement of operations
Interest and amortized financing costs on NBCUniversal’s historical long term debt	(14)
Interest expense and amortized financing costs on the Notes	(189)

Total	$208

(z)	Represents an elimination of investment income of $38 million and interest expense of $31 million for the year ended December 31, 2010 related to NBCUniversal’s cash pooling programs with GE that were settled in connection with the NBCUniversal transaction.

(aa)	Represents an elimination of equity in net income of affiliates of $8 million for the year ended December 31, 2010 related the reclassification of an equity method investment to a cost method investment as a result of the NBCUniversal transaction.

(bb)	Represents a decrease in other income reflecting (i) the elimination of dividends of $21 million received from an investment in a subsidiary of GE that was redeemed prior to the closing of the NBCUniversal Transaction, and (ii) a reclassification of costs of $25 million related to a long-term contractual obligation.

(cc)	Represents (i) the elimination of NBCUniversal’s historical U.S. income tax expense of $520 million as a result of the conversion to a Delaware limited liability company and GE’s indemnity with respect to their income tax obligations attributable to periods prior to the closing of the NBCUniversal transaction, (ii) the elimination of the historical U.S. income tax expense of $165 million of the Comcast Content Business as a result of it being contributed into NBCUniversal and our indemnification with respect to their income tax obligations attributable to periods prior to the closing of the NBCUniversal transaction, (iii) the recognition of a federal foreign tax credit of $111 million for our share of NBCUniversal’s foreign taxes, (iv) the recognition of U.S. income tax expense of $363 million for our share of NBCUniversal’s pre-tax income at a tax rate of 39%, (v) the state income tax benefits on the NBCUniversal pro forma adjustments of $4 million using a tax rate of 0.5%, and (vi) the income tax expense of $84 million related to our pro forma adjustments using a tax rate of 39%. In addition, we have eliminated NBCUniversal’s interest expense on unrecognized tax obligations of $9 million. No pro forma adjustment has been made to NBCUniversal foreign taxes.

(dd)	Represents the elimination of transaction costs incurred by us directly related to the NBCUniversal transaction of $216 million for the year ended December 31, 2010 consisting of (i) $80 million in operating costs and expenses, (ii) $129 million in other income (expense), and (iii) $7 million in interest expense, respectively, which were recorded in our historical condensed consolidated financial statements.

(ee)	Represents the allocation of $704 million of our net income from consolidated operations attributable to NBCUniversal to GE’s 49 % redeemable noncontrolling interest in NBCUniversal Holdings.

(4) Items Not Adjusted in Unaudited Pro Forma Financial Information

(a)	As a result of the NBCUniversal transaction, GE will no longer provide a number of corporate services to NBCUniversal, the cost of which was previously allocated to NBCUniversal in its historical consolidated financial statements. In the future, these services will be provided to NBCUniversal under new arrangements with us, GE and third parties. No adjustment has been reflected in the pro forma statement of earnings for any differences between the amount of estimated costs that will be incurred as part of these new arrangements and the amounts of historically allocated corporate services costs from GE, as the differences have not been deemed material.

(b)	We have not reflected any additional interest expense for potential borrowings of up to $750 million available under the NBCUniversal revolving credit facility, as this facility was not drawn upon at the closing of the NBCUniversal transaction.

(c)	We have not reflected any interest expense related to borrowings under our commercial paper program to finance the cash payment to GE in connection with the closing of the NBCUniversal transaction. This outstanding amount under the commercial paper program is expected to be repaid in 2011 and therefore related interest was considered to be non-recurring in nature.